Exhibit 99.2

Pixelworks, Inc. Q2 2018 Conference Call
August 2, 2018

Operator

Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s second quarter 2018 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ CFO, Mr. Steve Moore.

Steve Moore

Good afternoon and thank you for joining us today. With me on the call is Todd DeBonis, Pixelworks’ President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the second quarter of 2018.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, August 2, 2018, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude inventory step-up and backlog amortization, amortization of acquired intangible assets, stock-based compensation expense, restructuring expenses, discount accretion on convertible debt fair value and extinguishment of convertible debt. With the exception of stock-based compensation, all of these adjusting items are related to the acquisition and integration of ViXS Systems. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.

With that said, I will now turn the call over to Todd for his opening remarks.

Todd DeBonis

Thank you, Steve and good afternoon to those joining us on today’s call.

Highlighting our second quarter financial results was the achievement of over 25% sequential growth, driven by strong demand in Projector and expanding volume shipments in Mobile. Consolidated revenue of $19.3 million was above the high-end of our guidance range and represented over 20% year-over-year growth after adjusting for end-of-life revenue recognized in first half 2017. Operating expenses were in-line with our guidance, and we delivered breakeven EPS on a non-GAAP basis for the second consecutive quarter.

With that, I’ll now provide updates on each of our end markets, beginning with our core Digital Projector business.

As anticipated, we had strong sequential growth in Projector, with revenue increasing over 30% following typical seasonality in the first quarter. The increase in orders and revenue during the second quarter extended across multiple customers, which serves as a positive indicator on the health of the overall projector market. We remain well positioned in the 3-LCD portion of the projector market, and we continue to have strong relationships with all of our existing customers.

Additionally, our team continues to execute extremely well on the co-development of a next-generation SoC for a large projector customer. We remain on track to release this new solution for production by the end of this year. We currently expect to achieve the final development milestone in the third quarter, which will result in an approximately $2 million off-set to R&D in the back half of the year. In addition to future sales of this new SoC to our large co-development customer, upon completion of the chip we expect to further enhance Pixelworks’ return on this investment by leverage the resulting intellectual property in similar solutions to our other projector customers.

Near-term, we continue to have good visibility into customer demand, and channel inventories are consistent with normal seasonal patterns. Bookings for the current quarter are very solid, resulting in our expectation for continued sequential revenue growth in our Projector business in the third quarter.

Turning to Video Delivery - which performed largely as expected during the second quarter. Having successfully completed the majority of our initiatives to streamline this business, we’ve increasingly been focused on building a robust and sustainable pipeline of new Video Delivery engagements while simultaneously preparing for the ramp in growth that we anticipate in the second half of the year. During the quarter, we announced multiple wins for our transcoding chips in newly launched OTA devices.

The first of these wins was with AirTV and the incorporation of Pixelworks’ XCode 5116 in the AirTV OTA streaming device. Following AirTV’s soft-launch late last year, in May they officially launched the new AirTV solution, which enables the wireless streaming of free, HD over-the-air channels to internet-connected TVs and mobile devices. Unique to the AirTV solution is its ability to seamlessly integrate available OTA channels with Sling TV OTT channels in a single, streamlined app.

Then, in collaboration with MaxLinear, we also announced our XCode 5516 was selected by Nuvyyo for the recently launched Tablo Dual Lite OTA DVR. At the core of this advanced streaming device is Pixelworks’ powerful OTA solution, which enables adjustable bit-rate streaming as well as dual-stream, realtime transcoding of native MPEG2 format-to-the more efficient H.264 format. In addition to simultaneous streaming of two HD OTA channels over either a Wi-Fi or Ethernet connection, this new Tablo OTA device offers built-in recording functionality with expandable storage.

Both the AirTV and the Tablo streaming device represent meaningful advances in the usability, functionality and performance of OTA solutions at a lower price point for consumers. Pixelworks’ advanced transcoding technology is a key enabler of these and other OTA streaming devices, and we continue to work aggressively with both customers and other players in the ecosystem to simplify and promote further innovation in next-generation OTA devices.

As one example of these efforts, we recently announced the availability of an innovative new solution for incorporating Pixelworks’ OTA streaming technology in networking hardware based on Qualcomm’s Mesh Networking Platform. Developed in close collaboration with this leader in connectivity, this mesh OTA offering provides manufacturers of wireless networking products with a compelling combination of Qualcomm’s Video-Over-Mesh features and built-in live HDTV streaming capability leveraging Pixelworks advanced transcoding technology. The first commercial demonstrations of the solution were shown to prospective networking equipment manufactures at Computex in June, and we believe mesh OTA represents a compelling longer-term growth opportunity for Pixelworks.

Our other primary area of focus within Video Delivery continues to be the consumer electronics market in Japan. Today, we are well positioned on multiple customer programs to incorporate our XCode family of advanced decoding and transcoding SoCs in their next-generation devices. Many of these programs are specifically targeted at Japan’s anticipated roll-out of a new advanced TV broadcast standard called ADSB-T, which supports over-the-air Terrestrial Broadcast in 4K and HDR quality. The transition to this new ADSB-T standard in Japan is scheduled to go live in December of this year and is expected to result in a meaningful upgrade cycle - as a significant number of Japanese consumers, especially those that have existing 4K TVs, will need to purchase new, compatible equipment in order to take advantage of ADSB-T’s higher-quality broadcast signal. We currently have existing backlog for our XCode processors in advance of planned customers product launches later this year. These product launches are expected to include a combination of converter boxes as well as full PVR set-top-box devices, both of which will leverage Pixelworks’ advanced decoding and transcoding technology.

As we look to the third quarter, we expect an initial ramp of shipments in support of existing wins for customer programs to drive sequential revenue growth in our Video Delivery business. Consistent with our prior commitment, we also anticipate our Video Delivery to be EPS accretive beginning in the third quarter as a result of our previous actions to streamline the business following our acquisition of ViXS in 2017.

Now turning to Mobile - across several metrics, we made definitive progress on our mobile initiative during the second quarter. Although admittedly from a small base, revenue from mobile grew 66% sequentially and was up 29% year-over-year. Mobile revenue in the quarter primarily consisted of follow-on orders in support of the Xiaomi Blackshark gaming smartphone, which we highlighted on our previous call, as well as initial production orders associated with inventory builds for ASUS’ ROG, or Republic of Gamers, smartphone.

ASUS ROG is also the first launched smartphone to incorporate Pixelworks’ 4th generation Iris processor. The ROG phone features a 2160x1080 resolution AMOLED display, has an over 100% DCI-P3 wide color gamut and a 90Hz refresh rate - all of which rely on leveraging Pixelworks’ Iris mobile processor. Another unique aspect of this smartphone is an optional TwinView Dock accessory to view and play games on external displays - and this docking accessory also incorporates our 4th Gen Iris to ensure equivalent image and video quality. The ASUS ROG phone is expected to be available for purchase in select markets in Asia and Europe starting later this month, followed by expanded availability in additional regions and markets in the coming months.

As evidenced by our wins on the Xiaomi Blackshark and ASUS ROG, there has been a recent emergence of smartphones targeted specifically at gamers. As global smartphone unit volume plateaus, growth for established mobile OEMs is increasingly dependent on capturing incremental market share. We believe this will drive OEMs to identify or create new sub-segments of the market in which to compete, such as targeting avid gamers. Moreover, our belief is that many OEMs prefer to compete based on differentiated features and performance in a defined segment of the market, as opposed to competing more broadly based purely on price. These market dynamics are advantageous for Pixelworks - In fact, we are seeing increased emphasis and focus being placed on high-quality displays across our existing customer engagements, including growing interest in OLED and bezel-less display applications as well as for advanced video processing capabilities such as, Pixelworks’ industry leading MEMC technology.

Following the notable increase in customer interest and active programs we experienced over the last few quarters, we further expanded our number of customer engagements again in the second quarter and we currently have the largest pipeline of active programs since launching IRIS. It’s important to recognize that engagements are a process and they don’t convert to revenue overnight. That being said, based on the collective status of our existing and new programs, we expect another quarter of sequential growth in the third quarter and as such we anticipate being able to announce multiple new mobile wins with shipments to an increased number of mobile customers during the second half of this year.

Lastly, during our first quarter conference call we felt it was prudent to indirectly acknowledge a particular China OEM customer that was having trouble with the U.S. Department of Commerce - I think we are all familiar with the associated headlines since our last conference call, so I want to provide a brief update. Undoubtedly, we are encouraged by what appears to be a lasting resolution, and we are now actively re-engaged with this customer. With that said, going forward we are going to handle this customer engagement and any respective programs as we would any other customer by deferring any comments or updates until after the customer has publicly launched their respective products.

To close out my prepared remarks, our strong second quarter growth was further highlighted by notable progress and new wins across both our Mobile and Video Delivery businesses. As I’ve stated in the past, the market is continuing to move in the direction of Pixelworks. Video consumption trends among consumers are increasing the importance and demand for high-quality displays, which in turn is enhancing the need for image and video processing solutions - all of which provide further validation of the value proposition for Pixelworks’ advanced display technologies.

As our pipeline of customer and program engagements have expanded we have focused our team on being more selective with new customer engagements. As a result, we believe we’ve also increased the quality of our existing pipeline.

Looking to the third quarter, we expect sequential growth across Projector, Video Delivery and Mobile. Specific to mobile, our current expectations include the announcement of multiple new wins during the second half of the year. Additionally, we anticipate our Video Delivery business to be accretive in the third quarter and begin contributing to our improving profitability.

With that I'll turn the call over to Steve for a more detailed review our second quarter financials and our guidance for the third quarter. Steve?

Steve Moore

Thank you, Todd.

Revenue for the second quarter of 2018 was $19.3 million, which reflected a combination of seasonal growth in our digital projector business and expanded shipments of Iris mobile processors in support of new smartphone launches at multiple customers. For comparison, revenue in the first quarter of 2018 was $15.3 million and in the second quarter of 2017 was $20.7 million, which included $5.1 million of legacy end-of-life product revenue.

The breakdown of revenue during the second quarter was as follows:

Revenue from Digital Projector was approximately $16.1 million.

Mobile revenue was approximately $720,000.

And revenue from Video Delivery was $2.1 million.

Additionally, we recorded approximately $320,000 of legacy TV & Panel product sold.

Non-GAAP gross profit margin was 52.7% in the second quarter of 2018, compared to 54.2% in the first quarter of 2018 and 54.4% in the second quarter of 2017.

Non-GAAP operating expenses were $10 million in the second quarter of 2018, compared to $7.8 million in the first quarter of 2018 and $7.6 million in the second quarter of 2017. Operating expenses in both the first quarter of 2018 and second quarter of 2017 reflected the recognition of approximately $2 million offset to R&D associated with our co-development project with a large projector customer.

Adjusted EBITDA was $1.1 million for the second quarter of 2018, compared to $1.3 million in the first quarter of 2018 and $4.7 million in the second quarter of 2017. A reconciliation of adjusted EBITDA to GAAP net income/loss may be found in today's press release.

We reported a non-GAAP net loss of $140,000, or breakeven on a per share basis, in the second quarter of 2018, compared to non-GAAP net income of $38,000, or breakeven on a per diluted share basis, in the prior quarter, and non-GAAP net income of $3.2 million, or 10 cents per diluted share, in the second quarter of 2017.

Moving to the balance sheet, we ended the second quarter with cash, cash equivalents and short-term investments of approximately $20.2 million, a decrease of $7.3 million from the end of 2017, reflecting the pay-off of all remaining convertible debt that we acquired as part of ViXS as well as reflecting cash used in operations during the first half of 2018.

Other balance sheet metrics include day’s sales outstanding of 31 days at quarter-end, compared with 26 days at the end of the first quarter 2018. Inventory turns during the second quarter of 2018 were 13.7 times, compared to 12 times in the prior quarter.

Our guidance for the third quarter of 2018 is as follows:

We expect revenue to be in a range of between $21 million and $22 million.

We expect non-GAAP gross profit margin of between 53% and 55%.

For operating expenses, we expect the third quarter to range between $8.5 million and $9.5 million on a non-GAAP basis. Note, our expectations for operating expenses in the third quarter of 2018 include the anticipated recognition of approximately $1.6 million of offsets to R&D related to our co-development project with a large digital projector customer.

And finally, we expect third quarter non-GAAP earnings per share to be in the range of between positive 4 cents and 8 cents per diluted share.

With that, we will now open the call for questions. Operator?